Global Crossing Announces
Consolidated First Quarter 2006 Results

•	“Invest and grow” revenue grew 6 percent sequentially.

•	”Invest and grow” new order volume reached peak of $3 million in March.

•	Consolidated revenue will grow in second quarter for first time in three years.

•	Company confirmed it will begin generating positive Adjusted EBITDA in June 2006 and positive cash flow in the second half of 2006.

FOR IMMEDIATE RELEASE: WEDNESDAY, MAY 10, 2006

Florham Park, NJ — Global Crossing (NASDAQ: GLBC) today reported financial and operational results for the first quarter 2006.

Highlights
Highlights of first quarter performance include strong results in the “invest and grow” segment, which is that part of the business focused on serving global enterprises, collaboration and carrier data customers. “Invest and grow” revenue grew 6 percent or $17 million sequentially, to a record high of $286 million for the first quarter of 2006. The “invest and grow” segment outside of the company’s Global Crossing UK subsidiary (GCUK) accounted for all the sequential growth, generating $19 million of incremental revenue during this period. The company said that it will begin generating positive adjusted Earnings Before Interest, Taxes Depreciation and Amortization (EBITDA) in June 2006, in line with management’s guidance.

“The performance of our ‘invest and grow’ revenue strongly supports the wisdom of focusing on our core business to deliver IP services to enterprise and carrier data customers and proves that our business outside GCUK is gaining momentum,” said John Legere, Global Crossing’s chief executive officer. “To top off the good news, in March our order volume for the ‘invest and grow’ segment reached a new peak of almost $3 million. In the second quarter we expect to grow consolidated revenue for the first time in three years, and we’re on plan to begin generating positive adjusted EBITDA in June and positive cash flow at some point in the second half of the year,”

On the product front, Global Crossing recently expanded its enterprise Voice over Internet Protocol (VoIP) services offering to Europe, furthering its robust offer for global businesses. VoIP backbone traffic totaled almost eight billion minutes during the first quarter, accounting for 74 percent of the company’s total voice traffic. IP traffic growth on Global Crossing’s global IP backbone has accelerated from 65 percent in 2005 to an annualized rate of 164 percent this year. The company continued to focus its capital resources on IP specific requirements, including upgrades to its IP backbone and additions to its European terrestrial transport and conference bridging networks.

Revenue and Margin
“Invest and grow” revenue increased by $17 million or 6 percent sequentially to $286 million in the first quarter of 2006 entirely driven by data and conferencing revenue, which comprises 72 percent of the company’s total “invest and grow” revenue. During the same period, adjusted gross margin (defined in the tables that follow) for the overall “invest and grow” segment grew by $1 million. In the fourth quarter of 2005, the company recognized an access dispute accrual release of $10 million. When excluding the impact of the release, “invest and grow” gross margins would have increased by $4 million sequentially. For the business outside of GCUK, “invest and grow” revenue was $188 million in the first quarter of 2006, a $19 million increase over fourth quarter of 2005 entirely driven by data and conferencing revenue which now comprises 83 percent of the “invest and grow” business outside of GCUK. “Invest and grow” adjusted gross margin excluding GCUK grew by $4 million to $81 million in the first quarter of 2006, compared to $77 million in the fourth quarter of 2005. When excluding the impact of the release mentioned above, adjusted gross margin for “invest and grow” outside of GCUK would have increased by $7 million.

The company’s wholesale voice segment performed as planned, with revenue of $168 million for the first quarter of 2006. This was down slightly from $172 million in the fourth quarter of 2005. Adjusted gross margin for this segment was $19 million in the first quarter of 2006, compared to $22 million in the fourth quarter of 2005. When excluding the impact of the access dispute accrual release in the fourth quarter, adjusted gross margin would have increased by $4 million.

“We won significant new enterprise and carrier data contracts around the world during the first quarter, including agreements with the UK’s Crown Prosecution Services and Domino Printing, as well as with Odebrecht in Latin America and Telstra in Australia,” commented Mr. Legere. “These successes reinforce our position as a global provider of choice.”

Cost of revenue — which includes cost of access; technical real estate, network and operations; third party maintenance and cost of equipment sales — was $401 million in the first quarter of 2006, compared to $394 million in the fourth quarter of 2005. The slight increase in cost of revenue is primarily due to a one-time $10 million access accrual release and a one-time rates rebate of $8 million at GCUK both of which benefited the fourth quarter of 2005 which were offset by one-time items in the fourth quarter and the elimination of the SBG business. Sales, general and administrative (SG&A) expenses were $100 million in the first quarter of 2006, flat compared to the fourth quarter of 2005.

Earnings
Adjusted EBITDA (as defined in the tables that follow) was a loss of $45 million in the first quarter of 2006, compared to a loss of $32 million in the fourth quarter of 2005. The sequential variance was primarily driven by the $10 million access accrual release, the disposition of the SBG business and $8 million for a rates rebate at GCUK in the fourth quarter. These were partially offset by a number of one-time items, including $13 million increase in incentive compensation accrual in the fourth quarter of 2005 when compared to the first quarter of 2006 due to over target performance in 2005.

Adjusted EBITDA excluding non-cash stock compensation was a loss of $33 million in the first quarter of 2006, compared to a loss of $15 million in the fourth quarter of 2005.

Global Crossing expects to begin generating positive adjusted EBITDA in June. Improvements in adjusted EBITDA are expected from growth in the “invest and grow” segment and a change in the company’s product mix as evidenced by the growth of data and conferencing revenue in the first quarter, plus reductions in cost of access due to initiatives that are already underway and other operational efficiencies. Initiatives to improve cost of access are on track for the year and are expected to meet the company’s full-year targets.

Consolidated loss applicable to common shareholders was $109 million, compared to a loss of $80 million in the fourth quarter of 2005. The sequential variance is attributable to $13 million less in adjusted EBITDA, $13 million less in “other” income driven by the gain on the sale of the Small Business Group, $9 million less in pre-confirmation contingencies gains, and $1 million more in depreciation expense. These items were partially offset by $7 million less in income tax provisions.

Cash and Liquidity
As of March 31, 2006, unrestricted cash and cash equivalents were $154 million. Restricted cash was $21 million. Global Crossing used $70 million of cash in the first quarter, reflecting $17 million of cash used for capital expenditures and principal on capital leases (cash capex), $24 million used for 2005 annual bonus payments, and $6 million in sales proceeds for indefeasible rights of use (IRUs).

In accordance with the terms of its indenture, GCUK subsidiary recently announced an offer to tender its sterling- and dollar-denominated senior secured notes including accrued and unpaid interest with approximately 15 million pounds sterling ($26 million) in cash. As of May 9, 2006, both the sterling- and dollar-denominated notes were trading above par value. The offer will expire on May 17, 2006.

Based on its business projections, the company expects that unrestricted cash on hand, together with proceeds from sales of IRUs and marketable securities, will provide the liquidity needed to fund operations until the point in time during the second half of 2006 when the company will start generating positive cash flow.

To further enhance liquidity, Global Crossing has signed a revolving credit facility with Bank of America in the face amount of $55 million, with an initial maximum availability of $35 million. The facility is secured by Global Crossing’s North American accounts receivable and other North American assets and is designed to help support the company’s working capital needs. The initial advances under the facility are subject to certain state regulatory approvals, which are expected over the next four to five months, and to customary closing conditions.

2006 Guidance
Below is a summary of specific financial guidance for 2006, which was provided by the company on March 16, 2006.

	2005 Actual	2006 Guidance
Metric	($ in millions)	($ in millions)
Revenue	$1,968	$1,800 - $1,900

Invest and grow revenue	$1,085	$1,190 - $1,245

Wholesale voice revenue	$777	$605 - $650

Harvest/exit revenue	$106	$5

Adjusted gross margin percentage	38%	41% - 43%

Invest and grow adjusted gross margin percentage	54%	56% - 58%

Wholesale voice adjusted gross margin percentage	13%	12% - 14%

Adjusted EBITDA	($120)	($20) - $5

Adjusted EBITDA less non-cash stock compensation	($64)	$10 - $40

Cash use	($141)	($140 - $100)

Pursuant to the Securities and Exchange Commission’s (SEC’s) Regulation G, the attached schedules include definitions of Global Crossing’s adjusted EBITDA and adjusted gross margin measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Conference Call
The company will hold a conference call on Wednesday, May 10, 2006 at 5:00 p.m. EDT to discuss its financial results. The call may be accessed at +1 212 896 6121 or +44 (0) 870 001 3130. Callers are advised to access the call 15 minutes prior to the start time. A Webcast will also be available at http://www.globalcrossing.com/xml/investors/index.xml.

A replay of the call will be available on Wednesday, May 10, 2006 beginning at 7:00 p.m. EDT and will be accessible until Wednesday, May 17, 2006 at 7:00 p.m. EDT. The replay may be accessed by dialing +1 402 977 9140 or +1 800 633 8284 and entering reservation 21291702. Callers in the UK can dial +44 (0) 870 000 3081 or +44 (0) 800 692 0831 and enter reservation number 21291702.

ABOUT GLOBAL CROSSING
Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 major cities in 29 countries worldwide, and delivers services to more than 600 cities in 60 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to 36 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com <http://www.globalcrossing.com> for more information about Global Crossing.

# # #

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: Global Crossing’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the inter-company transfer of funds by the company’s subsidiaries; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company’s substantial international operations; risks arising out of the company’s significant deficiencies in internal controls and possible difficulties and delays in improving such controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to contingent liabilities; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:
Press Contacts
Becky Yeamans
+ 1 973 937 0155
PR@globalcrossing.com

Tisha Kresler
+ 1 973 937 0146
PR@globalcrossing.com

Kendra Langlie
Latin America
+ 1 305 808 5912
LatAmPR@globalcrossing.com

Mish Desmidt
Europe
+ 44 (0) 1256 732 866
EuropePR@globalcrossing.com

Analysts/Investors Contact
Laurinda Pang
+ 1 800 836 0342
glbc@globalcrossing.com

IR/PR1

6 PAGES OF FINANCIAL INFORMATION TO FOLLOW

					Table 1
Global Crossing Limited and Subsidiaries
Summary of Consolidated Revenues, Cost of Access, and Adjusted Gross Margin (unaudited)
($ in millions)
	Quarter Ended March 31, 2006				Quarter Ended March 31, 2005
GCUK			ROW[1]	Total	GCUK	ROW[1]	Total

Revenues:
Enterprise, carrier data and indirect channels	$98		$188	$286	$111	$162	$273
Wholesale voice	1		167	168	1	218	219
Consumer voice, small business group and trader voice[2]	—		2	2	—	34	34
Consolidated revenues	$99		$357	$456	$112	$414	$526

Cost of access:
Enterprise, carrier data and indirect channels	$(29)		$(107)	$(136)	$(34)	$(90)	$(124)
Wholesale voice	(1)		(148)	(149)	(1)	(180)	(181)
Consumer voice, small business group and trader voice[2]	—		—	—	—	(15)	(15)
Consolidated cost of access	$(30)		$(255)	$(285)	$(35)	$(285)	$(320)

Adjusted Gross Margin:
Enterprise, carrier data and indirect channels	$69	#	$81	$150	$77	$72	$149
Wholesale voice	—	#	19	19	—	38	38
Consumer voice, small business group and trader voice[2]	—		2	2	—	19	19
Consolidated Adjusted Gross Margin	$69		$102	$171	$77	$129	$206

[1]Rest of World (ROW) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd. (GCUK)
[2]Global Crossing’s small business group and trader voice assets were sold in 2005.

Global Crossing Limited and Subsidiaries				Table 2
Condensed Consolidated Statements of Operations (unaudited)
($ in millions)
	Quarter Ended March 31, 2006			Quarter Ended March 31, 2005
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

REVENUES	$99	$357	$456	$112	$414	$526
Cost of revenue
Cost of access	(30)	(255)	(285)	(35)	(285)	(320)
Real estate, network and operations	(18)	(59)	(77)	(16)	(63)	(79)
Third party maintenance	(8)	(16)	(24)	(9)	(17)	(26)
Cost of equipment sales	(10)	(5)	(15)	(11)	(1)	(12)

Total cost of revenue	(66)	(335)	(401)	(71)	(366)	(437)
Selling, general and administrative	(14)	(86)	(100)	(17)	(100)	(117)
Depreciation and amortization	(10)	(27)	(37)	(11)	(26)	(37)
OPERATING INCOME (LOSS)	9	(91)	(82)	13	(78)	(65)

OTHER INCOME (EXPENSE)
Interest expense, net	(11)	(10)	(21)	(13)	(8)	(21)
Other income (expense), net	4	(3)	1	(6)	(7)	(13)

INCOME (LOSS) BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	2	(104)	(102)	(6)	(93)	(99)
Net gain on preconfirmation contingencies	—	6	6	—	2	2
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	2	(98)	(96)	(6)	(91)	(97)
Provision for income taxes	—	(12)	(12)	—	(9)	(9)

NET INCOME (LOSS)	2	(110)	(108)	(6)	(100)	(106)
Preferred stock dividends	—	(1)	(1)	—	(1)	(1)
INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$2	$(111)	$(109)	$(6)	$(101)	$(107)

[1]Rest of World (ROW) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd. (GCUK)

		Table 3
Global Crossing Limited and Subsidiaries
Condensed Consolidated Balance Sheets
($ in millions)	March 31,	December 31,
	2006	2005
	(unaudited)
ASSETS:
Current assets:
	$	$
Cash and cash equivalents	154	224
Restricted cash and cash equivalents	4	5
Accounts receivable, net	223	225
Prepaid costs and other current assets	83	94

Total current assets	464	548

Property and equipment, net	966	963
Other assets	82	79

Total assets	$1,512	$1,590

LIABILITIES:
Current liabilities:
	$	$
Accounts payable	164	197
Accrued cost of access	143	134
Current portion of long term debt	31	26
Accrued restructuring costs — current portion	30	31
Deferred revenue - current portion	88	89
Other current liabilities	344	330

Total current liabilities	800	807

Debt with controlling shareholder	262	262
Long term debt	360	361
Obligations under capital leases	79	62
Deferred revenue	115	115
Accrued restructuring costs	85	89
Other deferred liabilities	67	67

Total liabilities	1,768	1,763

SHAREHOLDERS’ DEFICIT:
Total shareholders' deficit	(256)	(173)

Total liabilities and shareholders' deficit	$1,512	$1,590

	Table 4
Global Crossing Limited and Subsidiaries
Condensed Consolidated Statement of Cash Flows (unaudited)
($ in millions)
	Quarter Ended
	March 31,
	2006		2005
Cash flows provided by (used in) operating activities:
Net loss		$(108)		$(106)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on sale of property and equipment		—		3
Non-cash income tax provision		11		8
Non-cash stock compensation expense		12		13
Depreciation and amortization		37		37
Provision for doubtful accounts		2		-
Amortization of prior period IRUs		(1)		(1)
Deferred reorganization costs		—		(6)
Gain on preconfirmation contingencies		(6)		(2)
Changes in operating working capital		(7)		(41)
Other		4		41

Net cash used in operating activities		(56)		(54)

Cash flows provided by (used in) investing activities:
Purchases of property and equipment		(14)		(24)
Change in restricted cash and cash equivalents		2		(5)

Net cash used in investing activities		(12)		(29)

Cash flows provided by (used in) financing activities:
Repayment of capital lease obligations		(3)		(3)
Repayment of long term debt		(1)		-
Proceeds from exercise of stock options		2		1
Other		(1)		(1)
Net cash used in financing activities		(3)		(3)

Effect of exchange rate changes on cash and cash equivalents		1		(2)

Net decrease in cash and cash equivalents		(70)		(88)
Cash and cash equivalents, beginning of period		224		365

	$		$
Cash and cash equivalents, end of period		154		277

Non-cash investing and financing activities:
	$		$
Capital lease and debt obligations incurred		27		—

Pursuant to the SEC’s Regulation G, the following table provides a reconciliation of Adjusted EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to net income, which is the most directly comparable GAAP measure.  Global Crossing’s calculation of its Adjusted EBITDA measure may not be consistent with EBITDA measures of other companies.  Management believes that Adjusted EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications.  Adjusted EBITDA is an important aspect of the company’s internal reporting and is also used by the investment community in assessing financial performance.  This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.  As some investors hold separate securities in the form of senior notes issued by Global Crossing (UK) Finance Plc, the company has provided the following information on Adjusted EBITDA contribution from the GCUK subsidiary.

				Table 5
Global Crossing Limited and Subsidiaries
Reconciliation of Adjusted EBITDA to Net Income (Loss) (unaudited)
($ in millions)
	Quarter Ended March 31, 2006			Quarter Ended March 31, 2005
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Adjusted EBITDA	$19	$(64)	$(45)	$24	$(52)	$(28)
Depreciation and amortization	(10)	(27)	(37)	(11)	(26)	(37)
Interest (expense), net	(11)	(10)	(21)	(13)	(8)	(21)
Other income (expense), net[2]	4	(3)	1	(6)	(7)	(13)
Gain on pre-confirmation contingencies	—	6	6	—	2	2
Income tax provision	—	(12)	(12)	—	(9)	(9)
Preferred stock dividends	—	(1)	(1)	—	(1)	(1)

Net income (loss) applicable to common shareholders	$2	$(111)	$(109)	$(6)	$(101)	$(107)

[1]Rest of World (ROW) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd. (GCUK)
[2]Other income (expense), net included foreign currency transactional losses of $13 million in the first quarter of 2005 and foreign currency transactional gains of $1 million in the first quarter of 2006.

Definition:
Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization, other income/ (expense), gain on pre-confirmation contingencies, reorganization items, net income from discontinued operations, and preferred stock dividends for the consolidated business of Global Crossing.

Pursuant to the SEC’s Regulation G, the following table provides a reconciliation of Adjusted Gross Margin, which is considered a non-GAAP financial metric, to gross margin, which is the most directly comparable GAAP measure.  Management believes that Adjusted Gross Margin is a relevant indicator of operating performance since it links revenue lines with the largest and most directly related costs incurred to generate such revenue.  Adjusted Gross Margin should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

				Table 6
Global Crossing Limited and Subsidiaries
Reconciliation of Adjusted Gross Margin to Gross Margin		(unaudited)
($ in millions)
	Quarter Ended March 31, 2006			Quarter Ended March 31, 2005
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Adjusted Gross Margin	$69	$102	$171	$77	$129	$206
Real estate, network and operations	(18)	(59)	(77)	(16)	(63)	(79)
Third party maintenance	(8)	(16)	(24)	(9)	(17)	(26)
Cost of equipment sales	(10)	(5)	(15)	(11)	(1)	(12)

Gross margin	$33	$22	$55	$41	$48	$89

[1]Rest of World (ROW) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd. (GCUK)

Definition:
Adjusted gross margin is revenue minus cost of access.